Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Cas Purdy
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9493
kpatterson@websense.com	cpurdy@websense.com

NEWS   RELEASE

Websense Announces Record Revenue for Q2’08 and Increases FY’08
Revenue and Non-GAAP Earnings Outlook

•                  Quarterly billings total more than $87 million

•                  Non-GAAP revenue and non-GAAP net income at record levels

•                  Post acquisition performance of the combined company continues to exceed projections for non-GAAP earnings and cash flow accretion

SAN DIEGO, July 28, 2008 — Websense, Inc. (NASDAQ: WBSN) today announced financial results for the second quarter ended June 30, 2008, and increased its 2008 outlook.  The company expects 2008 revenue, calculated in accordance with U.S. generally accepted accounting principles (GAAP), to be in the range of $290 to $295 million, 2008 non-GAAP revenue to be in the range of $340 to $345 million, and non-GAAP earnings per share in the range of $1.30 to $1.35 per diluted share.

Second quarter revenue, calculated in accordance with GAAP, increased to $73.0 million in the second quarter of 2008, from $50.4 million in the second quarter of 2007. The increase was a result of the addition of new, renewed and upgraded subscriptions, including approximately $19 million from new or renewal SurfControl seat subscriptions and revenue recognized from the deferred revenue acquired from SurfControl in October 2007.

The company posted a net loss of $8.2 million, or 18 cents per diluted share, for the second quarter of 2008, compared to net income of $2.1 million, or 5 cents per diluted share, for the second quarter of 2007.  GAAP operating results reflected the write-down of the majority of SurfControl’s deferred revenue to fair value as of the acquisition close date of October 3, 2007, which had the effect of reducing revenue that would have otherwise been recognizable by $15.2 million, and included certain operating expenses totaling $20.5 million that are excluded from the company’s non-GAAP results.  A detailed discussion of non-GAAP results is included below and a full reconciliation is available in the table “Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations” at the end of this news release.

Operating cash flow for the quarter was approximately $5 million, including approximately $3 million in cash payments for acquisition-related costs, compared to operating cash flow of approximately $2.5 million in the second quarter of 2007.

Non-GAAP Operating Results

Billings for the second quarter, which represent the full amount of subscription contracts billed to customers during the period, were $87.3 million, compared to $54.5 million for Websense standalone and $93.5 million including SurfControl billings in the second quarter of 2007.  The average duration of second quarter contracts was 21.8 months, compared to 23.6 months in the second quarter of 2007.  This change reflects an increase in the mix of one-year contracts to 56 percent of total billings, compared to 48 percent of total billings in the second quarter of 2007.

Second quarter non-GAAP revenue was a record $88.2 million and included approximately $15.2 million in subscription revenue from past billings to SurfControl customers that would have been recognized during this period had SurfControl remained an independent company reporting under GAAP.  This subscription revenue was included in SurfControl’s deferred revenue as of the acquisition date, but is not recognized as subscription revenue on a post-acquisition basis under GAAP due to the impact of the write-down of the majority of SurfControl’s deferred revenue to fair value as of the acquisition date.

Non-GAAP operating income was $27.6 million, or 31.3 percent of non-GAAP revenue.  Second quarter non-GAAP operating expenses of $60.5 million excluded cash and non-cash acquisition related expenses of approximately $14.5 million and stock based compensation expense of approximately $6 million.  Second quarter non-GAAP net income was a record $17.1 million, or 37 cents per share, an increase of 73 percent from the $9.9 million, or 22 cents per diluted share, in non-GAAP net income posted in the second quarter of 2007.  In April 2007, when Websense announced plans to acquire SurfControl, management expected the combination to be accretive to non-GAAP earnings by at least 20 percent.  The costs excluded from non-GAAP earnings are fully detailed in the footnotes to the table “Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations” at the end of this news release.

“The strength of this quarter’s results demonstrates the resiliency of our subscription-based recurring revenue model, as well as outstanding performance by our sales teams worldwide on customer retention and product cross-selling. I am pleased to report that we continue to exceed our initial accretion expectations for the SurfControl acquisition, and we are now focused on the potential growth opportunities afforded by the combined company,” said Gene Hodges, Websense chief executive officer.

“We recognized the growing importance of the Internet and Web 2.0 technologies in the business environment more than two years ago, and we outlined a roadmap to develop and acquire the technologies we needed to extend our Web security leadership,” added Hodges. “We have executed as planned, and in the second quarter, we delivered on key milestones with the managed initial releases of our next-generation Web Security Gateway, our data loss prevention endpoint module and new data loss prevention features in our email filter. Today, we believe we stand alone in our ability to integrate security solutions for the Web, email and data.”

Balance Sheet and Cash Flow Metrics

The company’s balance sheet remains strong, with cash and cash equivalents of $65 million, accounts receivable of $61.6 million and total GAAP deferred revenue of $302.5 million as of June 30, 2008.  Significant changes to the balance sheet compared to the prior quarter included:

•                  An increase in accounts receivable by approximately $14.5 million, which reflected the $20 million sequential increase in quarterly billings.  Days sales outstanding remained within historical target ranges at 63 days.

•                  An increase of approximately $14.9 million in GAAP deferred revenue, reflecting the difference between billings booked and GAAP revenue recognized during the quarter.

During the quarter, the company repaid an additional $5 million in long term debt, bringing total principal payments to date to $55 million and reducing long term debt to $155 million as of June 30, 2008, from $210 million at the close of the SurfControl acquisition.  The company also repurchased a total of 274,000 shares for approximately $5 million under a 10b5-1 plan and paid $2 million for repurchases made at the end of the first quarter under this plan.

Quarterly Business Metrics

	Q2’08	Q1’08	Q2’07(1)

Product seats under subscription	42.1 million	42.4 million	25.8 million

International billings (% of total)	52%	51%	42%

Average annual contract value	$7,800	$7,000	$8,300

Average contract duration (months)	21.8	20.6	23.6

Renewal rate	75-80%	75-80%	75-80%

(1)          Q2’07 metrics reflect Websense metrics prior to the acquisition of SurfControl on October 3, 2007.

Outlook for Fiscal Year 2008

Websense updates its annual guidance on its anticipated financial performance for the fiscal year each quarter based on its assessment of the current business environment and historical seasonal trends in its business, as well as assessments of historical SurfControl results adjusted to conform to GAAP.  In providing fiscal year 2008 guidance, the company emphasizes that its forward-looking statements are based on current expectations and disclaims any obligation to update the statements as circumstances change.

2008 Outlook (as of 7/28/08)

Billings	$345 - 355 million

GAAP revenue	$290 – 295 million

Non-GAAP revenue	$340 – 345 million

Non-GAAP operating margin	29 – 30%

Stock-based compensation expense	approximately $25 million

Amortization of intangible assets (non-cash)	approximately $50 million

Net cash interest expense	$9 - 10 million

Non-GAAP earnings per diluted share	$1.30 – 1.35

Assumed Non-GAAP tax rate	approximately 35%

Average diluted shares outstanding	45 – 47 million

Non-GAAP guidance for 2008 revenue includes approximately $52 million in subscription revenue of SurfControl that would have been recognized under subscriptions that were included in deferred revenue as of the date of the acquisition that will not be recognized as revenue during the applicable period as revenue on a post acquisition basis under GAAP due to the impact of the write-down of the majority of SurfControl’s deferred revenue to fair value as of the acquisition date.

The company continues to expect non-GAAP quarterly revenue to decline on a sequential basis and be within the range of $84 to $85 million for each of the remaining quarters of 2008.

Non-GAAP guidance for 2008 earnings per diluted share excludes stock-based compensation expense, certain cash and non-cash expenses related to the acquisitions of PortAuthority and SurfControl and the impact of a favorable tax ruling in the first quarter of 2008, (as detailed in “Non-GAAP Financial Measures” below). Additionally, based on the current business outlook and collections trends, the company continues to expect its cash flow from operations for 2008 to exceed $75 million, excluding acquisition related and legal settlement costs, compared to $53.6 million in operating cash flow in 2007.

Conference Call

Management will host a conference call and simultaneous webcast to discuss these results today, July 28, at 2:00 p.m. Pacific Time. To participate in the call, investors should dial (877) 548-7903 (domestic) or (719) 325-4881 (international) ten minutes prior to the scheduled start of the call. Additionally, a live audio-only webcast of the call may be accessed on the Internet at www.websense.com/investors.

An archive of the webcast will be available on the company’s Web site through September 30, 2008, and a taped replay of the call will be available for one week at (888) 203-1112 or (719) 457-0820, passcode 9726564.

Non-GAAP Financial Measures

This press release provides financial measures for the second quarter of 2008 and guidance for the full year, including guidance for revenue, operating margin, net income and earnings per diluted share, that include revenue from SurfControl that would have been recognized during the second quarter and full year 2008 under subscriptions that were included in deferred revenue as of the date of the acquisition but will not be recognized as revenue on a post-acquisition basis under GAAP due to the impact of the write-down of a majority of SurfControl’s deferred revenue to fair value as of the acquisition date.  In addition, second quarter non-GAAP operating results and full year guidance exclude certain cash and non-cash expenses relating to the PortAuthority and SurfControl acquisitions, including restructuring costs relating to headcount reduction and facility closures, integration travel, retention bonuses, amortization of intangible assets and deferred financing fees, and professional fees, as well as stock based compensation expense and related tax effects. Full year guidance also excludes the benefit of the reversal of a tax provision based upon a favorable tax ruling.  Based on the foregoing, the company’s presentation of non-GAAP revenue, operating margin, net income and earnings per diluted share are not calculated in accordance with GAAP. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management’s and investors’ ability to evaluate the company’s operating results, trends and prospects and to compare current operating results with historic operating results. A reconciliation of the GAAP and non-GAAP statements of operations for the second quarter is provided at the end of this press release.

This press release also includes financial measures for billings that are not numerical measures that can be calculated in accordance with GAAP. Websense provides this measurement in press releases reporting financial performance because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods.  The reconciliation of billings to deferred revenue for the second quarter of 2008 is set forth at the end of this press release.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), a global leader in integrated Web, messaging and data protection technologies, provides Essential Information Protection™ for more than 42 million employees at more than 50,000 organizations worldwide.  Distributed through its global network of channel partners, Websense software and hosted security solutions help organizations block malicious code, prevent the loss of confidential information and enforce Internet use and security policies.  For more information, visit www.websense.com

Websense and SurfControl are registered trademarks of Websense, Inc. in the United States and certain international markets. Websense has numerous other registered and unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owners.

# # #

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements attributed to Gene Hodges the guidance and financial outlook for the company’s 2008 fiscal year, and statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. These statements may include, among others, plans, strategies and objectives of management for future operations.  The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with integrating acquired businesses and launching new product offerings, customer acceptance of the company’s services, products and fee structures in a changing market; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet and security industries; changes in domestic and international market conditions, risks relating to the required use of cash for debt servicing, the risks of ongoing compliance with the covenants in the senior secured credit facility, risks related to changes in accounting interpretations and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at www.websense.com/investors. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Websense, Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Revenue	$72,958	$50,449	$139,942	$100,196
Cost of revenues:
Cost of revenues	8,587	4,805	17,454	8,833
Amortization of acquired technology	3,081	629	6,153	1,258
Total cost of revenues	11,668	5,434	23,607	10,091
Gross margin	61,290	45,015	116,335	90,105
Operating expenses:
Selling and marketing	44,338	25,127	87,159	50,040
Research and development	13,198	10,325	26,658	18,721
General and administrative	11,836	6,575	24,689	13,761
Total operating expenses	69,372	42,027	138,506	82,522
(Loss) income from operations	(8,082)	2,988	(22,171)	7,583
Other (expense) income, net	(1,828)	1,475	(6,369)	3,915
(Loss) income before income taxes	(9,910)	4,463	(28,540)	11,498
(Benefit) provision for income taxes	(1,716)	2,334	(14,110)	5,502
Net (loss) income	$(8,194)	$2,129	$(14,430)	$5,996

Basic net (loss) income per share	$(0.18)	$0.05	$(0.32)	$0.13
Diluted net (loss) income per share	$(0.18)	$0.05	$(0.32)	$0.13

Basic common shares	45,208	45,060	45,299	44,978
Diluted common shares	45,208	45,561	45,299	45,499

Financial Data:
Total deferred revenue	$302,541	$217,533	$302,541	$217,533

Websense, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$65,074	$66,383
Marketable securities	—	19,781
Accounts receivable, net	61,588	76,328
Prepaid income taxes	2,241	3,734
Current portion of deferred income taxes	30,279	22,870
Other current assets	12,922	10,109
Total current assets	172,104	199,205
Property and equipment, net	16,304	17,657
Intangible assets, net	129,495	152,906
Goodwill	376,136	385,916
Deferred income taxes, less current portion	35,258	19,048
Deposits and other assets	4,690	5,798
Total assets	$733,987	$780,530

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,640	$3,255
Accrued payroll and related benefits	18,527	28,960
Other accrued expenses	26,936	30,463
Current portion of income taxes payable	15,934	1,531
Current portion of deferred tax liability	6,055	10,399
Current portion of deferred revenue	204,663	190,569
Total current liabilities	273,755	265,177
Income taxes payable, less current portion	9,661	12,264
Senior secured credit facility	155,000	190,000
Deferred revenue, less current portion	97,878	96,116
Deferred tax liability, less current portion	11,582	20,964
Other long term liabilities	1,796	1,634
Stockholders’ equity:
Common stock	518	515
Additional paid-in capital	282,281	267,164
Treasury stock	(149,829)	(139,792)
Retained earnings	53,378	67,808
Accumulated other comprehensive loss	(2,033)	(1,320)
Total stockholders’ equity	184,315	194,375
Total liabilities and stockholders’ equity	$733,987	$780,530

Websense, Inc.

Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended June 30, 2008
		Acquisition Related	SFAS 123R
	GAAP	Adjustments (1)	Adjustments (2)	Non-GAAP
Revenue	$72,958	$15,222	$—	$88,180
Cost of revenues:
Cost of revenues	8,587	(303)	(316)	7,968
Amortization of acquired technology	3,081	(2,942)	—	139
Total cost of revenues	11,668	(3,245)	(316)	8,107
Gross margin	61,290	18,467	316	80,073
Operating expenses:
Selling and marketing	44,338	(10,181)	(2,249)	31,908
Research and development	13,198	(298)	(1,199)	11,701
General and administrative	11,836	(768)	(2,241)	8,827
Total operating expenses	69,372	(11,247)	(5,689)	52,436
(Loss) income from operations	(8,082)	29,714	6,005	27,637
Other expense, net	(1,828)	325	—	(1,503)
(Loss) income before income taxes	(9,910)	30,039	6,005	26,134
(Benefit) provision for income taxes	(1,716)	8,923	1,856	9,063
Net (loss) income	$(8,194)	$21,116	$4,149	$17,071
Diluted net (loss) income per share	$(0.18)	$0.46	$0.09	$0.37
Diluted common shares	45,208	45,577	45,577	45,577

	Six Months Ended June 30, 2008
		Acquisition Related	SFAS 123R	Favorable Tax
	GAAP	Adjustments (1)	Adjustments (2)	Ruling (3)	Non-GAAP
Revenue	$139,942	$34,777	$—	$—	$174,719
Cost of revenues:
Cost of revenues	17,454	(866)	(677)	—	15,911
Amortization of acquired technology	6,153	(5,885)	—	—	268
Total cost of revenues	23,607	(6,751)	(677)	—	16,179
Gross margin	116,335	41,528	677	—	158,540
Operating expenses:
Selling and marketing	87,159	(20,387)	(4,566)	—	62,206
Research and development	26,658	(774)	(2,323)	—	23,561
General and administrative	24,689	(2,747)	(4,607)	—	17,335
Total operating expenses	138,506	(23,908)	(11,496)	—	103,102
(Loss) income from operations	(22,171)	65,436	12,173	—	55,438
Other expense, net	(6,369)	1,365	—	—	(5,004)
(Loss) income before income taxes	(28,540)	66,801	12,173	—	50,434
(Benefit) provision for income taxes	(14,110)	24,831	3,835	2,682	17,238
Net (loss) income	$(14,430)	$41,970	$8,338	$(2,682)	$33,196
Diluted net (loss) income per share	$(0.32)	$0.92	$0.18	$(0.06)	$0.73
Diluted common shares	45,299	45,676	45,676	45,299	45,676

(1)  Acquisition Related Adjustments - Acquisition related adjustments from the acquisition of SurfControl include the write-down of deferred revenue ($15,222K for Q2 and $34,777K for YTD), amortization of intangible assets ($11,727K for Q2 and $23,454K for YTD), restructuring costs relating to headcount reduction ($516K for Q2 and $799K for YTD) and facility closures ($542K for Q2 and $1,556K for YTD), integration travel ($85K for Q2 and $296K for YTD), retention bonuses ($166K for Q2 and $703K for YTD), professional fees ($851K for Q2 and $2,652K for YTD) and amortization of deferred financing fees ($325K for Q2 and $1,365K for YTD). Acquisition related adjustments from the acquisition of PortAuthority include amortization of intangible assets ($580K for Q2 and $1,160K for YTD) and retention bonuses ($25K for Q2 and $39K for YTD).

(2)  SFAS 123R Adjustments - Stock-based compensation expense.

(3)  Favorable Tax Ruling - Impact of favorable tax ruling.

Websense, Inc.

Reconciliation of Billings to Deferred Revenue

(Unaudited and in thousands)

Deferred revenue balance March 31, 2008	$287,628

Foreign exchange translation adjustment	580

Net billings second quarter 2008	87,291
Less revenue recognized second quarter 2008	(72,958)

Deferred revenue balance June 30, 2008	$302,541

Reconciliation of Billings to Deferred Revenue (Non-GAAP)

(Unaudited and in thousands)

Non-GAAP deferred revenue balance March 31, 2008	$340,764

Foreign exchange translation adjustment	782

Net billings second quarter 2008	87,291
Less non-GAAP revenue recognized second quarter 2008	(88,180)

Non-GAAP deferred revenue balance June 30, 2008	$340,657